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                                                                    EXHIBIT 12.1

                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                    Nine Months Ended September 30,
                                                                         2000              1999
                                                                   ---------------   ---------------
                                                                   (Thousands, except ratio amounts)

Pretax income from continuing operations ........................      $ 150,917       $ 212,364

Undistributed income of less than 50% owned equity investees ....         (2,540)         (1,337)
Minority interest in income of majority owned subsidiaries
   with fixed charges ...........................................            567             257
Add fixed charges as adjusted (from below) ......................        246,870         201,351
                                                                       ---------       ---------
                                                                       $ 395,814       $ 412,635
                                                                       ---------       ---------

Fixed charges:
Interest expense:
         Corporate ..............................................      $ 211,516       $ 173,350
         Financial services .....................................          8,833           8,689
         Capitalized ............................................             (1)          1,250
Amortization of debt costs ......................................          4,854             254
1/3 of rental expense ...........................................         21,667          19,058
                                                                       ---------       ---------
Fixed charges ...................................................        246,869         202,601
Less: Capitalized interest ......................................              1          (1,250)
                                                                       ---------       ---------
Fixed charges as adjusted .......................................      $ 246,870       $ 201,351
                                                                       =========       =========

Ratio (earnings divided by fixed charges) .......................           1.60            2.04
                                                                       =========       =========
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